Exhibit (a)(5)(E)

Instruction Form

with respect to the

Offer to Purchase for Cash

Up to 16,000,000 Shares of its Common Stock

(Including the Associated Preferred Stock Purchase Rights)

at a Purchase Price not greater than $32.50

nor less than $28.25 Per Share

by

MeadWestvaco Corporation

_______________________

CONTROL NUMBER

EQUIVALENT SHARES:

RETURN THIS INSTRUCTION FORM FOR SHARES IN

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

FOR SALARIED AND NON-BARGAINED HOURLY EMPLOYEES OR

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

FOR BARGAINED HOURLY EMPLOYEES (“THE PLANS” AND EACH INDIVIDUALLY A “PLAN”)

YOUR INSTRUCTION MUST BE RECEIVED BY THE NORTHERN TRUST COMPANY, TRUSTEE OF THE TRUST

FOR THE PLANS, NO LATER THAN 5:00 P.M. NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2005.

TO THE NORTHERN TRUST COMPANY:

I am a participant in one of the above-referenced Plans and, as such, I have received a copy of the offer to purchase, dated May 10, 2005, and the letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer) in connection with the tender offer by MeadWestvaco Corporation, a Delaware corporation (“MeadWestvaco”), to purchase up to 16,000,000 shares of its common stock, par value $0.01 per share (including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of January 29, 2002, between MeadWestvaco and The Bank of New York, as Rights Agent, referred to herein as the “shares”) at a price not greater than $32.50 nor less than $28.25 per share, net to the seller in cash, without interest.

TENDER INSTRUCTIONS

CHECK AT LEAST ONE BOX BELOW AND SPECIFY THE PERCENTAGE OF YOUR PLAN SHARES TENDERED. IF YOU DO NOT CHECK ANY BOX OR DO NOT SPECIFY THE PERCENTAGE OF YOUR PLAN SHARES TENDERED YOU WILL HAVE FAILED TO VALIDLY TENDER ANY SHARES.

Option A: Shares Tendered at Price Determined Pursuant to the Tender Offer

☐	☐☐☐%	(Specify a whole percentage, between 1 and 100.)

By checking the box to the left above, I represent that I want to maximize the chance of having MeadWestvaco purchase shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box, INSTEAD OF ONE OR MORE OF THE PRICE BOXES BELOW, I hereby instruct the Trustee to tender the indicated percentage of shares allocated to my Plan account and I am willing to accept the purchase price determined by MeadWestvaco pursuant to the tender offer. This action could result in my receiving a price per share as low as $28.25.

Option B: Shares Tendered at Price Determined by Participant

By checking one or more of the boxes below INSTEAD OF THE BOX IMMEDIATELY ABOVE captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” and entering a corresponding whole percentage next to each price, I hereby instruct the Trustee to tender, at the price or prices indicated, the corresponding percentage of allocated shares. I understand that this action could result in none of my Plan shares tendered using this instruction form being purchased, if the actual purchase price determined by MeadWestvaco pursuant to the terms of the offer is less than the price or prices I have checked. If the purchase price for the shares is equal to or greater than the price or prices I have checked below, then, except as provided in the last paragraph of this instruction form, MeadWestvaco will purchase my Plan shares, subject to any applicable proration, at the purchase price so determined.

Note: The sum of the whole percentages you elect, between 1 and 100, may not exceed 100.

☐	$28.25	☐☐☐%	☐	$29.25	☐☐☐%	☐	$30.25	☐☐☐%	☐	$31.25	☐☐☐%	☐	$32.25	☐☐☐%
☐	$28.50	☐☐☐%	☐	$29.50	☐☐☐%	☐	$30.50	☐☐☐%	☐	$31.50	☐☐☐%	☐	$32.50	☐☐☐%
☐	$28.75	☐☐☐%	☐	$29.75	☐☐☐%	☐	$30.75	☐☐☐%	☐	$31.75	☐☐☐%
☐	$29.00	☐☐☐%	☐	$30.00	☐☐☐%	☐	$31.00	☐☐☐%	☐	$32.00	☐☐☐%

I have read the offer to purchase and letter of transmittal and the letter from the administrator of the Plans (including accompanying documents), and I agree to be bound by the terms of the tender offer. I hereby direct the Trustee to tender these Plan shares on my behalf and to direct the proceeds from the sale of these shares into the MeadWestvaco Stable Value Fund for my benefit and on my behalf. I understand that, beginning on the first business day following the Trustee’s receipt of the tender proceeds, I will be able to move such tender proceeds at my own discretion from the Stable Value Fund to other investment funds of my choosing within my Plan. I understand and declare that if the tender of my shares is accepted, the payment for the tendered Plan shares will be full and adequate compensation, in my judgment, for such Plan shares.

Please note that the Plan is prohibited by law from selling Plan shares to MeadWestvaco at a price that is less than the prevailing market price of MeadWestvaco’s common stock. Accordingly, if you elect to tender Plan shares under Option B at a price that is lower than the closing price of MeadWestvaco’s common stock on the date the tender offer expires, the tender price you select will be deemed to have been increased to the closest tender price that is not less than the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires. This could result in the selected percentage of your Plan shares not being accepted for purchase by MeadWestvaco. Similarly, if you select Option A to maximize the chance of having MeadWestvaco purchase Plan shares that you are instructing the Trustee to tender and the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires is within the range of prices set forth under Option B, the tender price will be deemed to have been increased to the closest tender price that is not less than the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires. If the closing price of MeadWestvaco’s common stock on the date the tender offer expires is greater than the maximum price available in the tender offer, none of the Plan shares will be tendered and your tender will be deemed to have been withdrawn.

Signature of Participant	Date